UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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GENERAL MOTORS COMPANY

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G E N E R A L    M O T O  R S

Dear Fellow General Motors Shareholder:

Your Board of Directors and management team have been executing a transformational plan that has delivered three years of record earnings and cash flow. Since 2013, EPS-diluted has grown 152% to $6.00, while EPS-diluted-adjusted has grown 92% to a record $6.12 in 2016. Other 2016 records include net revenue, EBIT-adjusted, EBIT-adjusted margin and adjusted automotive free cash flow. As a result of these accomplishments, we expect to return approximately $7 billion in cash to shareholders in 2017.

Now, just as we are successfully navigating a period of profound industry change, one of our shareholders, hedge fund Greenlight Capital, is asking you to approve a highly risky proposal to create an unprecedented dual-class share structure.

Greenlight’s proposal would eliminate the dividend on your existing common stock and transfer it to a new security that Greenlight calls a “Dividend Share.” We believe Greenlight’s proposal is fundamentally flawed and, if implemented, would pose serious risks for the value of your investment. Specifically, we believe:

◾	The fundamental factors driving GM’s valuation are NOT addressed by Greenlight’s proposed financial engineering and would not increase value.

◾	The proposed dual-class structure would lead to the loss of GM’s investment-grade credit rating.

◾	Eliminating the dividend on GM’s existing common stock and issuing new Dividend Shares would lead to significant selling pressure and concern and confusion among our investors, depressing our share price.

◾	Distributing a large volume of an unprecedented security like the Dividend Shares, which have no established market depth or liquidity, also would likely lead to selling pressure.

◾	The proposed dual-class structure would create complex governance conflicts because the Board would be required to consider and respond to divergent expectations and interests of owners of two distinct classes of common stock in their strategic and capital allocation decision-making.

Our analysis of the proposal was objective and thorough and included active participation by our CEO, CFO and Board over a seven-month period. We received expert input from three top-tier investment banks. We also formally engaged with the major credit rating agencies and presented the proposal to them fully and fairly.

GM’s Board candidates are exceptionally qualified individuals with the expertise necessary to drive shareholder value.

To support its proposal, Greenlight has nominated a slate of three candidates to replace three of your highly qualified directors. After an objective review, consistent with our established process, the governance committee of your Board determined that GM’s candidates are the best qualified. We also believe a vote for any of Greenlight’s candidates is an endorsement of Greenlight’s flawed plan.

For All These Reasons, Your Board Of Directors Strongly Recommends That You Vote AGAINST The Greenlight Proposal And Vote FOR ALL Of Your BOARD’s Nominees By Using The Enclosed WHITE Proxy Card To Vote Today.

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 825-8964    Banks and Brokers Call Collect: (212) 750-5833

REMEMBER: We urge you NOT to vote using any green card sent to you by

Greenlight, as doing so will revoke your vote on the WHITE proxy card.

GM’s Strong Track Record of Value Creation

Your Board and management team are delivering higher growth and higher value for shareholders. Our disciplined capital allocation is focused on higher-return investments in our core automotive business and in new technologies that are enabling us to lead the future of personal mobility. This plan is delivering results and positioning the company for long-term success:

◾	GM has achieved three consecutive years of record results, met its financial commitments and returned significant capital to its owners. GM expects to return approximately $7 billion this year, bringing total cash returns to approximately $25 billion since 2012. This represents approximately half of GM’s current market capitalization and more than 90% of its adjusted automotive free cash flow over the same period.

◾	Most recently, the agreement to sell GM’s Opel/Vauxhall subsidiary and GM Financial’s European operations to PSA Group will, upon close of the transaction, immediately improve GM’s EBIT-adjusted, EBIT-adjusted margins and adjusted automotive free cash flow, reducing the cash balance requirement under GM’s capital allocation framework by $2 billion.

Our disciplined capital allocation framework supports our progress. Your Board and management frequently evaluate the framework and review various capital allocation strategies. We regularly engage with shareholders and receive their input on our capital allocation program.

We Believe Greenlight’s Idea Puts GM’s Performance—and Your Investment—At Risk

Despite our proven track record, our good-faith engagement and our thorough evaluation of its proposal, we believe Greenlight is now seeking to pressure your company into implementing a risky financial engineering experiment that would undermine our successful plan and would not create additional value.

We believe the fundamental factors driving GM’s valuation are NOT addressed by Greenlight’s proposed financial engineering.

◾	As Greenlight has already acknowledged, the proposed dual-class common stock structure would not create additional intrinsic value. It would not help GM sell more vehicles, drive higher profitability or generate greater cash flow.

We believe that implementation of the proposed dual-class structure would lead to the loss of GM’s investment-grade credit rating.

◾	A strong investment-grade balance sheet is critical to GM’s success. We believe the distribution of Dividend Shares would result in adverse credit rating actions, including a likely downgrade to non-investment-grade.

◾	The rating agencies’ reactions to Greenlight’s proposal have confirmed this determination. Moody’s and S&P have issued reports concluding that the Greenlight proposal would represent a credit negative if implemented.

◾	A downgrade would have far-reaching consequences, including significantly impacting GM’s access to capital, overall cost of capital and enterprise risk.

◾	A non-investment-grade rating would have an approximately $1 billion EBIT impact on GM Financial, put $1 billion of profit at risk for the automotive company and necessitate carrying approximately $5-$10 billion in additional cash on the GM balance sheet.

◾	It would also limit GM’s financial flexibility and adversely affect the company’s risk profile, including GM’s ability to execute its captive finance strategy, access capital markets efficiently and execute revolver renewals.

•	GM Financial plays a critically important role in driving vehicle sales and increasing long-term customer loyalty. Impairing its effectiveness—particularly its ability to provide financing support in a downturn—would create a serious competitive disadvantage.

We believe eliminating the dividend on GM’s existing common stock and issuing new Dividend Shares would lead to significant selling pressure, including concern and confusion among our investors, depressing our share price.

◾	Overall, we believe the terms and conditions Greenlight assigns to its two new classes of shares would make the existing common stock less attractive to buyers and significantly weaken demand. This would likely lead many of the company’s current investors to sell, resulting in depressed pricing for the new security.

We believe distributing a large volume of an unprecedented security like the Dividend Shares, which have no established market depth or liquidity, also would likely lead to selling pressure.

◾	In its presentations to the company, Greenlight has acknowledged that there is no perfect precedent for the Dividend Shares. We believe there is no precedent at all and that equity income funds are unlikely to buy the new Dividend Shares.

◾	The proposed Dividend Shares lack both earnings upside participation and downside protection, calling into question whether there will be sufficient demand for the security.

◾	We also believe that retail investor demand is unlikely to offset the lack of institutional equity investor demand due to the unprecedented size, complexity and unusual nature of the share distribution.

We believe the proposed dual-class structure would also create complex governance conflicts.

◾	The dual-class structure would require the Board to consider and respond to divergent expectations and interests of owners of two distinct classes of common stock in their strategic and capital allocation decision-making. Decisions would need to be made about capital allocation with one set of shareholders focused on long-term earnings growth and the other set of shareholders focused on fixed income.

In summary, we believe the risks are too high for an unproven and entirely speculative idea that will have no positive effect on GM’s underlying business or cash flows. It has nothing to do with selling more cars, trucks and crossovers, and everything to do with overly complex financial engineering that has no demonstrated path to delivering value.

Your Choice—GM’s Strong Track Record of Long-Term Value Creation or Greenlight’s Financial Engineering Experiment

◾	Your Board and management team continue to take bold, decisive action that is transforming the company. We are delivering higher earnings growth and higher value for shareholders through disciplined capital allocation to our higher-return investments in our core automotive business and in new technologies that are enabling us to lead the future of personal mobility.

◾	By Greenlight’s own admission, there is no established precedent for its proposal. The materials Greenlight provided to us state that any resulting value creation is “…an opinion and is not provable.” Your Board believes that GM’s shareholders should not be the test case for an unprecedented and untested capital structure.

◾	GM can best serve its shareholders by staying laser-focused on continuing to lead through a time of significant change. We will continue to execute our existing strategy, which is delivering sustainable long-term value for shareholders.

GM’s Highly Expert Board of Directors is Focused on Driving Value for All Shareholders

GM directors have been specifically identified and recruited to align the strategic needs of the business with exceptional individuals who can deliver shareholder value. Your current Board is composed of world-class leaders who possess:

◾	The collective skills and expertise needed to drive effective oversight and execution of GM’s strategy and management accountability.

◾	Significant global corporate strategy, operational, commercial and finance experience, including several Board members with exceptional track records of creating long-term shareholder value.

◾	A diverse range of tenures due to regular renewal, adding carefully targeted capabilities and perspectives that will best enable the company to navigate evolving opportunities and challenges.

Your Board and management are effecting real, positive change and increased growth—and we will continue working to do so with your support.

We believe a vote for any of Greenlight’s nominees to the Board will be a vote for the flawed and highly risky idea of a single shareholder. By contrast, your Board has demonstrated its commitment to driving value for ALL shareholders.

To Protect the Value of Your Investment in General Motors,

PLEASE VOTE THE WHITE PROXY CARD TODAY. We Urge You NOT to Vote Using Any Green Proxy Card You Might Receive from Greenlight.

Thank you for your support.

Sincerely,

Mary T. Barra	Theodore M. Solso
Chairman & Chief Executive Officer	Independent Lead Director

Forward Looking Statements: This document may include forward-looking statements. These statements are based on current expectations about possible future events and thus are inherently uncertain. Our actual results may differ materially from forward-looking statements due to a variety of factors, including: (1) our ability to deliver new products, services and experiences that attract new, and are desired by existing, customers and to effectively compete in autonomous, ride-sharing and transportation as a service; (2) sales of full-size pick-up trucks and SUVs, which may be affected by increases in the price of oil; (3) the volatility of global sales and operations; (4) aggressive competition, including the impact of new market entrants; (5) changes in, or the introduction of novel interpretations of, laws, regulations or policies particularly those relating to free trade agreements, tax rates and vehicle safety and any government actions that may affect the production, licensing, distribution, pricing, or selling of our products; (6) our joint ventures, which we cannot operate solely for our benefit and over which we may have limited control; (7) compliance with laws and regulations applicable to our industry, including those regarding fuel economy and emissions; (8) costs and risks associated with litigation and government investigations; (9) compliance with the terms of the Deferred Prosecution Agreement; (10) our ability to maintain quality control over our vehicles and avoid recalls and the cost and effect on our reputation and products; (11) the ability of suppliers to deliver parts, systems and components without disruption and on schedule; (12) our dependence on our manufacturing facilities; (13) our ability to realize production efficiencies and cost reductions; (14) our ability to successfully restructure operations in various countries; (15) our ability to manage risks related to security breaches and other disruptions to vehicles, information technology networks and systems; (16) our ability to develop captive financing capability through GM Financial; (17) significant increases in pension expense or projected pension contributions; (18) significant changes in the economic, political, and regulatory environment, market conditions, and foreign currency exchange rates; and (19) uncertainties associated with the consummation of the sale of Opel/Vauxhall to the PSA Group, including satisfaction of the closing conditions. A further list and description of these risks, uncertainties and other factors can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and our subsequent filings with the Securities and Exchange Commission. GM cautions readers not to place undue reliance on forward-looking statements. GM undertakes no obligation to update publicly or otherwise revise any forward-looking statements.

Non-GAAP Measures: See our Form 10-K and Form 10-Q reports filed with the SEC for a description of certain non-GAAP measures used by GM, including EBIT-adjusted, EPS-diluted adjusted, ROIC-adjusted, and adjusted automotive free cash flow, along with a description of various uses for such measures. Our calculation of these non-GAAP measures are set forth within these reports and may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for, related U.S. GAAP measures.

Important Additional Information Regarding Proxy Solicitation: General Motors Company (“GM”) has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for GM’s 2017 Annual Meeting. GM, its directors and certain of its executive officers may be deemed participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of GM’s directors and executive officers and their respective interests in GM by security holdings or otherwise is set forth in the definitive proxy statement. Details concerning the nominees of GM’s Board of Directors for election at the 2017 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the definitive proxy statement and other relevant documents filed by GM free of charge from the SEC’s website, www.sec.gov. GM’s shareholders can also obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed by GM by directing a request by mail to GM Shareholder Relations at General Motors Company, Mail Code 482-C23-D24, 300 Renaissance Center, Detroit, Michigan 48265 or by email to shareholder.relations@gm.com, by calling GM’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-877-825-8964, or from the investor relations section of GM’s website, http://www.gm.com/investors.

Reconciliation of EPS-Diluted-Adjusted	2013	2014	2015	2016

Diluted earnings per common share	2.38	1.65	5.91	6.00
Adjustments	1.11	1.73	1.68	0.19
Tax effect of adjustments	(0.03)	(0.33)	(0.13)	(0.07)
Tax adjustments	(0.28)	—	(2.44)	—
Impact of costs related to recall	—	1.07	—	—

For more information, please visit www.GMProxy.com.